                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                NORD RESOURCES CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/X/  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

[LOGO]                                                NORD RESOURCES CORPORATION
                                                   8150 Washington Village Drive
                                                              Dayton, Ohio 45458
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 4, 1996

To the Stockholders of
NORD RESOURCES CORPORATION:

       Notice is hereby given that the annual meeting of stockholders of Nord Resources Corporation (the "Corporation") will be held at the Sheraton Grande Hotel, 333 South Figueroa Street, Los Angeles, California, on June 4, 1996 at 10:00 a.m. for the following purposes:

       1. To elect seven directors of the Corporation,

       2. To consider and act upon a proposal to amend the Corporation's Certificate of Incorporation to increase the authorized Common Stock of the Corporation from 25,000,000 shares to 40,000,000 shares,

       3. To consider and act upon a proposal, as required under Rule 312.03(c) of the New York Stock Exchange Listed Company Manual, to approve the conversion of a $2,100,000 loan into 840,000 shares of Common Stock and

       4. To act upon such other matters as may properly come before the meeting or any adjournment thereof.

       The close of business on April 22, 1996 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and at any adjournment thereof.

       YOUR PROXY IS IMPORTANT TO ENSURE A QUORUM AT THE MEETING. THUS, WHETHER OR NOT YOU EXPECT TO BE PRESENT, YOU ARE REQUESTED TO DATE, SIGN AND MAIL THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE WHICH HAS BEEN PROVIDED FOR THAT PURPOSE. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME BEFORE IT IS EXERCISED AND THE GIVING OF YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                                                  By Order of the
                                                  Board of Directors,

                                                  Karl A. Frydryk
                                                  Secretary
April 30, 1996

                           NORD RESOURCES CORPORATION
               8150 Washington Village Drive, Dayton, Ohio 45458

PROXY STATEMENT
For the Annual Meeting of Stockholders
June 4, 1996

                              GENERAL INFORMATION

       This Proxy Statement is furnished in connection with the solicitation by the Corporation's Board of Directors (the "Board") of proxies in the accompanying form for the annual meeting of stockholders of Nord Resources Corporation (the "Corporation").

       Shares cannot be voted at the meeting unless the stockholder is present in person or represented by proxy. All shares represented by properly executed proxies received by the Board pursuant to this solicitation will be voted in accordance with the stockholder's directions specified on the enclosed proxy. If no directions have been specified by marking the appropriate squares on the proxy, the shares will be voted in accordance with the Board's recommendations. A stockholder signing and returning a proxy has the power to revoke it at any time prior to its exercise by delivering to the Corporation a later dated proxy or by giving notice to the Corporation in writing or in open meeting, but without affecting any vote previously taken. The holders of a majority of the Corporation's outstanding shares, present in person or represented by proxy and entitled to vote, constitute a quorum for the transaction of all business at the meeting. Abstentions and broker non-votes are included in determining if a quorum is present at the meeting.

       Only stockholders of record at the close of business on April 22, 1996 are entitled to vote at the annual meeting. As of April 22, 1996, there were issued and outstanding 18,998,408 shares of Common Stock of the Corporation. Each share is entitled to one vote and cumulative voting is not permitted. A list of stockholders of record entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the annual meeting, for a period of 10 days prior to the annual meeting, during normal business hours at Coudert Brothers, 1055 W. Seventh St., 20th Floor, Los Angeles, California and at the offices of the Corporation, 8150 Washington Village Drive, Dayton, Ohio. The list will also be available at the annual meeting. An affirmative vote of a majority of the shares present and voting at the meeting is required for approval of Items 1 and 4 of this Proxy Statement. An affirmative vote of a majority of the issued and outstanding shares entitled to vote on the proposal is required for approval of Item 2 of this Proxy Statement. An affirmative vote of a majority of the shares present and voting at the annual meeting is required for approval of Item 3 of this Proxy Statement, provided that a majority of the issued and outstanding shares entitled to vote on Item 3 cast their vote. Abstentions from voting will have the same effect as voting against the election of a director and against each of the other items. Broker non-votes will not be included in the tabulations of shares entitled to elect directors and will have the same effect as voting against Item 2.

       This Proxy Statement and the enclosed proxy were first mailed to stockholders on or about April 30, 1996.

                             PRINCIPAL STOCKHOLDERS

       The following table sets forth the only persons known by the Board to be beneficial owners of more than 5% of the outstanding shares of Common Stock of the Corporation:

                                                           SHARES BENEFICIALLY
                                                               OWNED AS OF
                                                              APRIL 16, 1996
                       NAME AND ADDRESS OF               ------------------------
                        BENEFICIAL OWNER                    NUMBER     % OF CLASS
          ---------------------------------------------  ------------  ----------
          MIL (Investments) S.A.
           Boulevard Royal 25B
           L-2449
           Luxembourg, Luxembourg                           3,160,000(1)    16.6%

          The Travelers Group Inc.
           388 Greenwich Street
           New York, NY 10013                               1,933,831(2)    10.2%

(1) MIL (Investments) S.A. ("MIL") acquired the shares from the Corporation pursuant to a Stock Purchase and Sale Agreement ("Stock Purchase Agreement") between the Corporation and MIL dated April 15, 1996. The transaction was a private placement in reliance upon the transaction "safe harbor" afforded by Regulation S, as promulgated by the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended ("1933 Act"). See discussion in
  Item 3 of this Proxy Statement. On April 15, 1996, MIL also entered into an agreement with the Corporation (the "Loan Agreement") whereby MIL loaned $2,100,000 to the Corporation (the "Loan"). See discussion in Item 3 of this Proxy Statement. Subject to the stockholders approving Item 3 of this Proxy Statement and the New York Stock Exchange ("NYSE") listing the Conversion Shares (as defined below), the Loan will convert automatically into 840,000 shares of Common Stock of the Corporation (the "Conversion Shares"). In such event, MIL would own 4,000,000 shares of Common Stock of the Corporation or approximately 20.2% of the issued and outstanding shares of Common Stock of the Corporation.

(2) The Travelers Group Inc. has shared voting and dispositive power over the shares listed.

                         ITEM 1 - ELECTION OF DIRECTORS

       Seven directors are to be elected to hold office until the next annual meeting and until their successors are elected and qualified. The Board has nominated for election as directors the seven persons named below, all of whom presently serve as members of the Board. The shares represented by proxy, unless the giver of the proxy dictates otherwise, will be voted at the annual meeting in favor of the election of the nominees named below.

       Each of the nominees named below is, at present, available for election. If any nominee should for any reason become unavailable for election, proxies in the accompanying form will be voted for a substitute nominee designated by the Board. There are no family relationships among any nominees or directors or among them and any officer of the Corporation or any of its subsidiaries.

       Set forth below is certain information for each nominee for election as a director and each executive officer named in the Summary Compensation Table.

                                                          SHARES BENEFICIALLY OWNED
                                                           AS OF APRIL 16, 1996(1)
                                               DIRECTOR   --------------------------
   NOMINEES FOR ELECTION OF DIRECTORS     AGE   SINCE       NUMBER        % OF CLASS
   -----------------------------------    ---  --------   -----------     ----------
     W. Pierce Carson                     53     1994         41,040(3)          (2)
     Edgar F. Cruft                       63     1971        307,296(4)       1.6%
     Karl A. Frydryk                      41     1995        103,274(5)          (2)
     Terence H. Lang                      59     1978        179,633(6)          (2)
     Leonard Lichter                      68     1974         25,750(7)          (2)
     Joseph Max Yvan Boulle ("Max
      Boulle")                            43     1996         --    (8)          (8)
     Marc Franklin                        39     1996         --    (8)          (8)


   OTHER NAMED EXECUTIVE OFFICERS
   -----------------------------------
     James T. Booth                       55                  58,950(9)          (2)
     William W. Wilcox                    48                  77,310(9)          (2)
     All nominees for election of
      directors and other named
      executive officers as a group (9
      persons)                                               793,253(10)      4.0%

 (1) Ownership includes sole voting and investment power except as otherwise noted. When applicable, the number of shares beneficially owned includes the number of unissued shares which the listed person (or group) has a right to acquire within 60 days after April 16, 1996. In determining the number of shares outstanding for computing the percent of class owned by a listed person (or group), the number of shares outstanding of the Corporation has been increased by the number of unissued shares which the listed person (or group) has a right to acquire from the Corporation within 60 days after April 16, 1996.

 (2) Represents less than 1% of the shares outstanding.

 (3) Includes options to purchase 15,000 shares.

 (4) Includes options to purchase 196,525 shares. Dr. Cruft's wife and children own an additional 15,697 shares as to which Dr. Cruft disclaims beneficial ownership.

 (5) Includes options to purchase 101,091 shares.

 (6) Includes options to purchase 162,775 shares. Mr. Lang's wife owns an additional 21,348 shares as to which Mr. Lang disclaims beneficial ownership.

 (7) Includes options to purchase 24,750 shares.

 (8) Max Boulle and Marc Franklin are the nominees of MIL. MIL is indirectly 100% owned by Jean-Raymond Boulle. Max Boulle is the brother of Jean-Raymond Boulle. There is no family relationship between Marc Franklin and Jean-Raymond Boulle. MIL, as of April 16, 1996, beneficially owned 3,160,000 shares of Common Stock of the Corporation, which amount represents approximately 16.6% of the issued and outstanding shares of Common Stock.

 (9) Consists of options to purchase shares.

(10) Includes options to purchase 636,401 shares held by directors and named executive officers as a group.

NOMINEES FOR ELECTION OF DIRECTORS

       Dr. Carson, who holds a Ph.D. in Economic and Structural Geology, has served as president and a director of Nord Pacific Limited, a company which is 35% owned by the Corporation, since its inception in 1990. Prior to then, he served as senior vice president of Pacific operations for the Corporation beginning in 1980.

       Dr. Cruft, who holds a Ph.D. in Geochemistry, is a founder of the Corporation and has served as its chairman and chief executive officer since its inception. He was president of the Corporation from inception to 1985 and was renamed president in 1988. From 1963 through 1973, he served on the faculty of the University of New Mexico, becoming an Associate Professor of Geochemistry in 1967. From 1963 to 1967, Dr. Cruft also was a mining and geochemical consultant to various mining companies. From 1956 to 1959, he was employed as a field and mining geologist by the Ventures Ltd.-Falconbridge Nickel Mines Ltd. group of companies in Canada and from 1954 to 1956 was a field and mining geologist in South Africa and Malawi with major South African mining companies. Dr. Cruft is also chairman and chief executive officer of Nord Pacific Limited.

       Mr. Karl A. Frydryk, CPA, has served as vice president-controller since joining the Corporation in 1984 and as secretary of the Corporation since 1987. Prior to then, he had 8 years experience in auditing and financial advisory services while working for Touche Ross & Co. (now Deloitte & Touche LLP), an international accounting firm.

       Mr. Lang has served as senior vice president-finance and treasurer since joining the Corporation in 1978. Prior to then, he had 15 years of experience in financial planning and management in the business equipment industry, holding several financial management positions with NCR Corporation. Mr. Lang is also treasurer and a director of Nord Pacific Limited.

       Mr. Lichter, an attorney and a CPA, is a principal in the law firm of Spitzer & Feldman P.C., New York, New York, which is counsel to the Corporation. He is also a director of Nord Pacific Limited.

       Mr. Boulle has been employed since March 1989 by BNP Capital Markets, London, England, as a senior institutional sales person in European equities. Prior thereto, he worked for several international trading companies with responsibilities ranging from trading commodities to negotiating and closing trading contracts between American and Russian companies. Mr. Boulle graduated from Oxford Brooks University, Oxford England in 1975. Mr. Boulle is one of the designees appointed by MIL. See Item 3 of this Proxy Statement.

       Mr. Franklin has been employed since 1975 by J&S Franklin Holdings and Management Services Ltd., London, England, a manufacturer of military and civil equipment, and has served as a director and has been a shareholder of such corporation since 1977. Mr. Franklin is one of the designees appointed by MIL. See Item 3 of this Proxy Statement.

OTHER NAMED EXECUTIVE OFFICERS

       Mr. James T. Booth is president of Nord Kaolin Company, an 80% owned subsidiary of the Corporation. Mr. Booth joined Nord Kaolin Company in 1978 as plant manager, became general manager in 1989 and was named president in 1993.

       Mr. William W. Wilcox is vice president of sales and marketing for the Corporation. Mr. Wilcox joined the Corporation in 1977 and became vice president of sales and marketing in 1984.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

       The Board held four meetings during 1995 and each current director attended at least 75% of the meetings of the Board and the Committees on which he served.

       The Corporation has an Audit Committee and a Compensation Committee but does not have a Standing Nominating Committee.

       The members of the Audit Committee in 1995 were Leonard Lichter and Donald L. Roettele (resigned as a director in November 1995). The Audit Committee meets independently with representatives of the Corporation's independent auditors and senior management. The Audit Committee reviews the general scope of the Corporation's annual audit, the fee charged by the independent auditors and other matters relating to internal control systems. In addition, the Audit Committee is responsible for recommending the engagement or discharge of the Corporation's independent auditors. The Committee held one meeting in 1995.

       The members of the Compensation Committee in 1995 were Walter T. Belous (resigned as a director in September 1995) and Leonard Lichter. Dr. Carson was named to the Compensation Committee in February 1996. The Compensation Committee is responsible for approving and reporting to the Board on the annual compensation for all officers, including salary and stock options. The Compensation Committee also is responsible for granting stock options and other funding and awards to be made under the Corporation's existing compensation plans. The Committee held one meeting in 1995.

       Members of the Board who are not employed by the Corporation, its subsidiaries or affiliates, except Mr. Lichter, receive an annual retainer of $10,000, plus $1,000 for attending each meeting of the Board and $800 for attending each meeting of a Committee of the Board. Mr. Lichter, counsel to the Corporation, charges his time and expenses to the Corporation through Spitzer & Feldman P.C.

       In January 1995, the Corporation adopted a deferred compensation program for directors other than directors who are employees of the Corporation, its subsidiaries or affiliates or are affiliated with entities which provide services to the Corporation. Under this program, qualifying directors who have served as directors for 10 years will receive a lifetime payment beginning at the later of age 62 or their resignation as a director in an amount equal to the annual retainer paid to the director during his/her last year of service as a director. No current directors are eligible for this program. Messrs. Belous and Roettele, who resigned as directors in 1995, will each begin receiving an annual benefit of $10,000 when they reach age 62.

       On April 15, 1996, the Corporation entered into the Stock Purchase Agreement with MIL. Concurrently with the closing under the Stock Purchase Agreement, the size of the Board was increased to eight (8) members and MIL was granted the right to designate three (3) directors to immediately fill the vacancies and MIL was further granted the right to designate three (3) nominees for the Board through the annual meeting in 2000. See discussion in Item 3 of this Proxy Statement. MIL has designated Max Boulle and Marc Franklin and has reserved its right to designate a third director to the Board.

       Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Corporation's directors, executive officers and holders of more than 10% of the Corporation's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the common stock of the Corporation. Based on the Corporation's review of copies of such forms it received from directors, executive officers and holders of more than 10% of the Corporation's common stock or on written representations from certain of such persons, the Corporation believes that, during the year ended December 31, 1995, all filing requirements under Section 16(a) of the Exchange Act were made by such persons on a timely basis.

       The Corporation paid $996,700 for legal services to the firm of Spitzer & Feldman, P.C. in which Leonard Lichter, a director, is a principal, during Spitzer & Feldman's 1995 fiscal year.

                       COMPENSATION OF EXECUTIVE OFFICERS

       The following table discloses compensation received by the Corporation's Chief Executive Officer and the four other most highly paid executive officers at December 31, 1995 (collectively, "Named Executive Officers") for the fiscal years ended December 31, 1995, 1994 and 1993.

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                                                      COMPENSATION
                                                                      -------------
                                                                         AWARDS
                                                       ANNUAL         -------------     ALL
                                                  COMPENSATION(6)      SECURITIES      OTHER
                                                --------------------   UNDERLYING     COMPEN-
NAME AND PRINCIPAL POSITION               YEAR   SALARY     BONUS      OPTIONS(2)     SATION(3)
- ----------------------------------------  ----  --------  ----------  -------------   --------
Edgar F. Cruft(1)                         1995  $576,214                    17,775(5)  $25,745
 Chairman,President & CEO                 1994  $547,932                               $5,431
                                          1993  $512,150                    33,750(4)  $5,258
Terence H. Lang                           1995  $261,555                    17,775(5)  $4,952
 Sr.Vice President-Finance Treasurer      1994  $249,100                               $4,952
                                          1993  $235,000                               $4,842
William W. Wilcox                         1995  $168,000                     7,000     $5,713
 Vice President-Sales & Marketing         1994  $159,862                     7,000     $4,586
                                          1993  $159,228                    13,000     $3,651
Karl A. Frydryk                           1995  $147,000  $    5,000        30,000     $5,028
 Vice President-Controller & Secretary    1994  $140,000  $    8,000        25,000     $4,920
                                          1993  $124,033                               $3,991
James T. Booth                            1995  $125,000                    10,000     $5,096
 President-Nord Kaolin Company            1994  $110,000                     7,000     $4,539
                                          1993  $107,511                     6,500     $3,687

(1) Includes salary earned for 1995 ($158,840), 1994 ($150,432) and 1993
  ($137,150) as chairman and CEO of Nord Pacific Limited, a 35%-owned affiliate of the Corporation.

(2) Number of shares subject to options granted under stock option plans for the periods presented.

(3) Included in "All Other Compensation" for 1995 are (1) matching contributions under a 401(k) Retirement and Savings Plan for Dr. Cruft - $24,934, (including $20,760 matched by Nord Pacific Limited under its plan), Mr. Lang - $4,620, Mr. Wilcox -$4,620, Mr. Frydryk - $4,436 and Mr. Booth - $3,750, and (2) the dollar value of life insurance premiums paid by the Corporation with respect to term life insurance benefits for Dr. Cruft - $811, Mr. Lang - $332, Mr. Wilcox - $1,093, Mr. Frydryk - $592 and Mr. Booth - $1,346.

(4) Consists of an option grant to replace an expiring option for the same number of shares. Exercise price is $4.88 per share while expiring option was at an exercise price of $4.00 per share.

(5) Replaced expired option for identical number of shares and exercise price.

(6) Non-cash benefits for each of the Named Executive Officers were less than 10% of their aggregate compensation.

       The Corporation has established a loan program to fund the exercise of stock options or for any other purpose associated with a benefit to the Corporation, for Messrs. Cruft and Lang, who are executive officers. Such loans are limited to $150,000 for each executive, are callable on 90 day notice by the Board and bear interest, payable quarterly, at 1/2% over the yield on funds invested by the Corporation (average interest rate of 6.72% in 1995). The largest amount of indebtedness outstanding during 1995 and the amount currently outstanding from Messrs. Cruft and Lang was $150,000 each. The loans related to the executives' exercise of options to acquire shares of the Corporation's Common Stock.

                             OPTION GRANTS IN 1995

       The following table presents information concerning options granted in 1995 to Named Executive Officers under the Corporation's employee option plans.

                                     INDIVIDUAL GRANTS
                         ------------------------------------------
                                      % OF
                                      TOTAL
                                     OPTIONS                           ANNUAL RATES OF
                         NUMBER OF   GRANTED                             STOCK PRICE
                         SECURITIES    TO                             APPRECIATION FOR
                         UNDERLYING EMPLOYEES                          OPTION TERM(6)
                          OPTIONS      IN     EXERCISE   EXPIRATION   -----------------
NAME                      GRANTED    1995(5)   PRICE        DATE        5%       10%
- -----------------------  ---------- --------- --------   ----------   -------  --------
Edgar F. Cruft              17,775(2)    9.6%   $5.61      1/30/97    $10,221  $ 20,941
Terence H. Lang             17,775(2)    9.6%   $5.61      1/30/97    $10,221  $ 20,941
William W. Wilcox            7,000(3)    3.8%   $5.00      2/16/05    $22,011  $ 55,781
Karl A. Frydryk             15,000(4)    8.1%   $2.25      11/6/05    $21,225  $ 53,789
                            15,000(3)    8.1%   $5.00      2/16/05    $47,167  $119,531
James T. Booth              10,000(3)    5.4%   $5.00      2/16/05    $31,445  $ 79,687

(1) All options are exercisable at April 16, 1996 unless otherwise noted.

(2) Replaced expired option for identical number of shares and exercise price.

(3) Option became exercisable on February 16, 1996.

(4) Consists of options granted in connection with appointment as a Director of the Corporation. Options become exercisable in 7,500 share increments on each of November 7, 1996 and 1997.

(5) The Corporation granted employees options to purchase 184,850 shares in 1995, including the above Directors' options.

(6) Dollar amounts under these columns are the result of calculations based on assumed annualized rates of stock appreciation of 5% and 10% as prescribed by the Securities and Exchange Commission. The assumed rates are not intended by the Corporation to forecast possible future appreciation, if any, of its stock price, which will be determined by future events and unknown factors.

         AGGREGATED OPTION EXERCISES IN 1995 AND YEAR-END OPTION VALUES

       The following table presents information concerning options exercised during 1995 by the Named Executive Officers and the value of their respective unexercised options at December 31, 1995.

                                                           NUMBER OF
                                                          SECURITIES          VALUE(1) OF
                                                          UNDERLYING          UNEXERCISED
                                                          UNEXERCISED        IN-THE-MONEY
                                                          OPTIONS AT          OPTIONS AT
                              SHARES                   DECEMBER 31, 1995   DECEMBER 31, 1995
                             ACQUIRED       VALUE        EXERCISABLE/        EXERCISABLE/
NAME                        ON EXERCISE   REALIZED       UNEXERCISABLE       UNEXERCISABLE
- --------------------------  -----------  -----------  -------------------  -----------------
Edgar F. Cruft                 None             N/A          196,525           $       0
                                                              --                  N/A

Terence H. Lang                None             N/A          162,775           $       0
                                                              --                  N/A

William W. Wilcox              None             N/A           70,310           $       0

                                                               7,000           $       0

Karl A. Frydryk                None             N/A           86,091           $       0

                                                              30,000           $       0

James T. Booth                 None             N/A           48,950           $       0

                                                              10,000           $       0

(1) Based on closing sale price of $2 1/4 for the Corporation's Common Stock on December 30, 1995 on the New York Stock Exchange Composite Tape.

                        DEFINED BENEFIT RETIREMENT PLANS

       The following table illustrates the estimated annual benefit payable upon retirement to Messrs. Cruft and Lang at specified levels of compensation and years of service to the Corporation.

                      YEARS OF SERVICE
               -------------------------------
COMPENSATION      15         20         30
- -------------  ---------  ---------  ---------
  $ 200,000    $ 107,500  $ 110,000  $ 110,000
    250,000      134,375    137,500    137,500
    300,000      161,250    165,000    165,000
    350,000      188,125    192,500    192,500
    400,000      215,000    220,000    220,000
    450,000      241,875    247,500    247,500
    500,000      268,750    275,000    275,000

       The non-qualified retirement agreement with both of these executives provides for annual payments equal to 50%, plus 1/4% for each year of service with the Corporation to a maximum credit of 20 years, of their average annual compensation for the three consecutive years in their last ten years of employment with the Corporation during which they received their highest compensation. The compensation covered by the plan is based on the executive's annual salary paid by the Corporation as disclosed in the Summary Compensation Table. Annual payments begin at age 62, or termination of employment, whichever is later, and continue for the longer of 10 years or for the lives of the executive and his spouse. The executive may retire anytime after age 55 and receive reduced annual payments. At December 31, 1995, Dr. Cruft had over twenty years of service and Mr. Lang had seventeen years of service. Under a 1995 amendment to the above retirement agreements, Dr. Cruft and Mr. Lang are able to receive certain lump sum distributions from the Corporation for the above annual payments. Either executive may request a lump sum distribution of up to 88% of the present value of the annual payments (calculated using specified actuarial assumptions as to life expectance and discount rates), limited to the amount available in non-qualified trust accounts established for each executive. At December 31, 1995, the present value of the annual payments for Dr. Cruft was $3,330,000 and for Mr. Lang was $1,749,000 and the amount available for lump sum distribution was $1,411,000 for Dr. Cruft and $259,000 for Mr. Lang. The Corporation has agreed to fund $650,000 into the non-qualified trust account for Dr. Cruft on each of July 31, 1996 and 1997 and $200,000 to the account for Mr. Lang currently. To the extent that either executive receives a lump sum distribution, the remaining obligation for annual payments shall be reduced by a percentage equal to the portion of the present value of the annual payments which have been paid out plus the 12% differential, divided by the present value of the annual payments as of the date of the lump sum distribution. Neither executive has requested a lump sum distribution as of April 16, 1996. The Corporation has also provided for the payment of a death benefit of $150,000 to a beneficiary of each of Dr. Cruft and Mr. Lang.

       The following table illustrates the estimated annual benefit payable upon retirement to certain management personnel of the Corporation at specified levels of compensation and years of service to the Corporation.

                                 YEARS OF SERVICE
               -----------------------------------------------------
COMPENSATION      10         15         20         25         30
- -------------  ---------  ---------  ---------  ---------  ---------
  $ 100,000    $  15,000  $  22,500  $  30,000  $  37,500  $  45,000
    125,000       18,750     28,125     37,500     46,875     56,250
    150,000       22,500     33,750     45,000     56,250     67,500
    175,000       26,250     39,375     52,500     65,625     78,750
    200,000       30,000     45,000     60,000     75,000     90,000

       The non-qualified retirement agreements with certain management personnel designated by the Board, including Messrs. Booth, Frydryk and Wilcox, provide annual payments to participants for a period of 15 years beginning at age 62, or on termination of employment, whichever is later (or anytime after age 55 in the event the provisions of the agreement with respect to early retirement are satisfied). The payments are equal to 1 1/2% for each year of service to a maximum of 30 years times the participant's average annual compensation over his final three years of employment. The compensation covered by the plan is based on the executive's annual salary disclosed in the Summary Compensation Table. The portion of the percentage earned through years of service vests at the rate of 20% per year, beginning at six years of service, and becomes fully vested in the event of a change in control of the Corporation as defined in the agreements. In addition to the above amount, Mr. Frydryk will receive an additional 5% of his salary at retirement payable over the same 15 year period. At December 31, 1995, Messrs. Booth, Frydryk and Wilcox had seventeen, eleven and eighteen years of service, respectively. If a participant dies prior to reaching retirement, the agreements provide for payment of a death benefit to the participant's beneficiary in an amount equal to three times the compensation earned by the participant during the year prior to his death, in lieu of the above payments after retirement.

                         CHANGE IN CONTROL ARRANGEMENTS

       The Corporation has entered into agreements with certain Named Executive Officers which provide for the payment of benefits in the event of termination of their employment after a change in control of the Corporation, as defined in the agreements. The change in control provisions in these agreements were not triggered by the transactions described in Item 3 of this Proxy Statement. These agreements are intended to ensure the establishment and maintenance of a sound and vital management essential to protecting and enhancing the best interests of the Corporation and its stockholders. Under agreements with Messrs. Cruft and Lang, if their employment is terminated by either them or the Corporation (other than for cause, as defined in the agreement, or death) at any time within two years of a change in control, the Corporation shall pay them a lump sum amount equal to 300% of the greater of (1) their base salary at date of termination or
(2) their average annual compensation for the five calendar years preceding the calendar year in which the change in control occurred, plus an amount equal to the aggregate spread on all unexercised options granted to them under the Corporation's stock option plans. Under agreements with Messrs. Booth, Frydryk and Wilcox, if their employment is terminated by the Corporation (other than for cause, disability, retirement or death) or by the employee for good reason (i.e. change of duties, reduction in compensation, failure to maintain benefits and other causes as set forth in the agreement) at any time within two years of a change in control, the Corporation shall pay them a lump sum amount equal to 200% of the greater of (1) their base salary at date of termination or (2) their average annual compensation for the five calendar years preceding the calendar year in which the change in control occurred, plus an amount equal to the aggregate spread on all unexercised options granted to them under the Corporation's stock option plans. Mr. Booth would also be eligible to receive benefits under the agreement if a change in control of Nord Kaolin Company were to occur. The agreements are valid until the later of December 31, 1997 or two years after the occurrence of a change in control prior to December 31, 1997, subject to extension by mutual consent.

       To preserve the benefits available under the Corporation's severance agreements with Messrs. Cruft and Lang, the Corporation has established a benefit trust (the "Trust"). Upon the occurrence of any potential change in control, as defined in the Trust, the Corporation will be obligated to contribute an amount of cash and other property to the Trust which is intended to be sufficient to pay, in accordance with the terms of the agreements, the benefits authorized under such agreements. If the funds in the Trust are insufficient for any reason to pay such amounts, the Corporation will remain obligated to pay any such deficiency.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

PHILOSOPHY

       The Corporation applies a consistent philosophy to compensation for all employees, including senior management. This philosophy is based on the premise that the achievements of the Corporation result from the coordinated efforts of all individuals working toward common objectives. The Corporation strives to achieve those objectives through teamwork that is focused on meeting the periodic goals established by the Corporation, the expectations of customers and stockholders. The compensation program goals are to enable the Corporation to attract, retain and reward key personnel who contribute to the long-term success of the Corporation and to align compensation with business objectives and performance. The Corporation's compensation program for executive officers is based on the same principles applicable to compensation decisions for all employees of the Corporation.

COMPETITIVE COMPENSATION

       The Corporation is committed to providing a compensation program that helps attract and retain key personnel of outstanding ability. The Corporation ensures that its compensation is competitive by comparing its compensation practices with those of other similar companies and reflects this review in its determination of compensation.

COMPENSATION OF CEO

       The Compensation Committee had not given Dr. Cruft a raise since May 1989. During 1994 and 1995, his annual salary was increased by 6% and 5%, respectively to compensate somewhat for inflation since 1989.

COMPENSATION AND PERFORMANCE

       Executive officers are rewarded based upon corporate performance and individual performance. Corporate performance is evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as operating profit or loss and performance relative to competitors. Individual performance is evaluated by reviewing organizational and management development progress against set objectives and the degree to which teamwork and Corporation values are fostered.

       The Corporation applies its compensation philosophy worldwide. The Corporation strives to achieve a balance of the compensation paid to a particular individual and the compensation paid to other executives both inside the Corporation and at comparable companies. The Corporation believes that employees should understand the performance evaluation and compensation administration process. The process of assessing performance is as follows:

       1. At the beginning of the performance cycle, the evaluating manager sets objectives and key goals.

       2. The evaluating manager gives the employee ongoing feedback on performance.

       3. At the end of the performance cycle, the manager evaluates the accomplishments of objectives/ key goals.

       4. The manager compares the results with the results of peers within the Corporation.

       5. The evaluating manager communicates the comparative results to the employee.

       6. The comparative result affects decisions on salary and stock options.

COMPENSATION VEHICLES

       The Corporation has a successful history of using a simple total compensation program that consists of cash, equity based compensation and retirement plans. Having a compensation program that allows the Corporation to successfully attract and retain key employees permits it to mine and produce its industrial minerals at competitive levels of production and costs, to provide useful products and services to customers, enhance stockholder value, motivate technological innovation, foster teamwork and adequately reward employees. The vehicles are:

         (a) Cash Based Compensation--The Corporation sets base salary for employees by reviewing the aggregate of base salary and annual bonus for competitive positions in the market, and by reviewing the employee's historical compensation and the effect of inflation on such compensation.

         (b) Stock Option Program--The purpose of this program is to provide additional incentives to employees to work to maximize stockholder value. The option program also utilizes vesting periods to encourage key employees to continue in the employ of the Corporation. The Corporation grants stock options annually to a broad-based population representing approximately 50% of the total employee pool.

         (c) Deferred Compensation for Senior Executives--The Corporation has entered into separate retirement agreements with its senior executives. The agreements provide benefits to the senior executives upon retirement based on several factors, including the number of years of service to the Corporation. The purpose of these retirement agreements is to provide incentive to the senior executives to continue to provide their services to the Corporation.

         (d) 401-K Plan--The Corporation provides a retirement and savings plan for its salaried U.S. employees pursuant to Section 401(k) of the Internal Revenue Code. Each employee may contribute up to 15% of his or her salary to this plan, to a maximum of $9,240 in 1995. Under the plan, the Corporation makes a matching contribution on behalf of each participating employee of 50% on the lower of the first 6% of each employee's salary or the percentage actually contributed by the employee. This plan enables the Corporation to attract and retain employees upon whom the Corporation relies in operating its business.

         (e) Other Plans--The Corporation is party to an agreement with the union which represents workers at its kaolin facility, which agreement provides for specified retirement and other benefits.

COMPENSATION COMMITTEE

Leonard Lichter, Chairman
W. Pierce Carson

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       The members of the Compensation Committee during 1995 were Mr. Belous (resigned in 1995) and Lichter, neither of whom are or have been officers or employees of the Corporation or any of its subsidiaries. In January 1996, Dr. Carson was named to replace Mr. Belous on the Compensation Committee. Dr. Carson served as officer of the Corporation from 1980 through March 1990, at which time he was named President of Nord Pacific Limited, a company which is 35% owned by the Corporation. The Chairman of the Compensation Committee is Leonard Lichter, who is a principal in the firm of Spitzer & Feldman P.C., which firm provides legal services to the Corporation. Dr. Cruft is a director, chairman and member of the compensation committee of Nord Pacific Limited. Dr. Carson is a director and president of Nord Pacific Limited and serves as a director of the Corporation and a member of the Compensation Committee. Mr. Lang is a director, vice-president and treasurer of Nord Pacific Limited and a director and senior vice president of the Corporation.

                       STOCKHOLDER RETURN ON COMMON STOCK

       The following graph compares the total annual return on the Corporation's Common Stock with the total annual return of the Dow Jones Equity Market Index and the Dow Jones Mining Index. The presentation assumes $100 was invested on December 31, 1990 in the Corporation's Common Stock and in each of the indices and any dividends were reinvested.

       A table of the graph is as follows:

                  DOW JONES     DOW JONES        NORD
  VALUE AS OF      MINING     EQUITY MARKET    RESOURCES
  DECEMBER 31       INDEX         INDEX       CORPORATION
- ---------------  -----------  --------------  -----------
     1990         $  100.00     $   100.00     $  100.00
     1991         $  125.09     $   132.45     $   78.96
     1992         $  120.67     $   143.84     $   85.96
     1993         $  142.44     $   158.15     $   68.43
     1994         $  140.50     $   159.36     $   89.47
     1995         $  173.37     $   220.51     $   31.58

          ITEM 2 -- PROPOSAL TO AMEND CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK

       The Corporation is currently authorized to issue 25,000,000 shares of Common Stock, $.01 par value. As of April 16, 1996, the Corporation had 18,998,408 shares of Common Stock outstanding, 1,915,113 shares of Common Stock reserved for exercise of stock options and 840,000 shares of Common Stock reserved for conversion of an existing promissory note. See Item 3 of this Proxy Statement.

       The Board has unanimously approved and recommends to the stockholders an amendment to the Corporation's Certificate of Incorporation to increase the authorized Common Stock, $.01 par value, from 25,000,000 shares to 40,000,000 shares. If this proposed amendment is approved by the stockholders, paragraph "4" of the Certificate of Incorporation would be stricken and a new paragraph "4" would be substituted in the lieu thereof as follows:

    "4. The total number of shares of stock which the Corporation has authority to issue is forty million (40,000,000) and the par value of each of such shares is One Cent ($.01) amounting in the aggregate to Four Hundred Thousand ($400,000) Dollars."

       The additional shares of Common Stock will be available for issuance from time to time without first offering such shares to the stockholders. Stockholders do not have preemptive rights with respect to the shares of Common Stock. Although the Corporation has no present intention of issuing additional shares of Common Stock (other than upon conversion of an existing promissory note discussed in Item 3 of this Proxy Statement), their subsequent issuance may have the effect of diluting the voting power of existing stockholders and may adversely affect the market price of the Common Stock. However, in the event additional shares of Common Stock are issued in transactions whereby favorable business opportunities are provided or that provide working capital sufficient to adequately capitalize the Corporation and allow it to pursue its business plans, the market price may increase. The issuance of such additional shares of Common Stock might be disadvantageous to current stockholders in that any additional issuances would reduce per share dividends, if any.

       The Board is recomending the adoption of the amendment to the Corporation's Certificate of Incorporation in order to enhance the Corporation's financial flexibility. The Corporation currently has 21,753,521 shares of Common Stock issued and outstanding and reserved for issuance. The Board believes the proposed increase in the Corporation's authorized Common Stock is prudent in view of the complexity of modern business financing. The additional shares of Common Stock to be authorized by the amendment would be available for issuance from time to time for any proper corporate purpose without further action on the part of the stockholders. Such purposes might include, without limitation, issuance of Common Stock in public or private sales for cash as a means of obtaining capital for use in the Corporation's business and operations, as part or all of the consideration required to be paid by the Corporation for the acquisition of other business properties or in connection with stock splits or dividends and under the Corporation's compensation plans for it officers, directors and employees. The Board does not intend to issue any Common Stock except on terms which it deems to be in the best interest of the Corporation and its stockholders.

       The Corporation has no agreement or commitment concerning the issuance of any additional shares of Common Stock, except as to excercise of outstanding stock options and conversion of the promissory note discussed in Item 3 of this Proxy Statement.

       While the proposal set forth in this Item 2 does not result from any knowledge by the Board or management of the Corporation of any third party effort to accumulate Common Stock of the Corporation, additional shares of Common Stock issued by the Board could be utilized, under certain circumstances, to make a third party's attempt to gain control of the Corporation's more difficult, time consuming and/or costly. For example, additional shares of Common Stock could be issued which might have the effect of diluting the percentage of Common Stock owned by a significant stockholder or issued to purchasers who might support management in opposing a takeover bid which the Board determines is not in the best interest of the Corporation and its stockholders. Accordingly, this proposal may be viewed as having possible anti-takeover effects. A takeover transaction frequently affords stockholders the opportunity to sell their shares at a premium over current market prices. While the Corporation is subject to certain Delaware corporate law statutes which may have anti-takeover effects, neither the Corporation's Certificate of Incorporation nor By-Laws presently contain any provisions which may be viewed as having an anti-takeover effect. The Corporation has agreements with certain executive officers and other personnel which provide for significant payments to such persons in the event of a takeover of the Corporation. This proposal is not a part of a plan by the Board to adopt a series of amendments which may have an anti-takeover effect and the Board does not presently intend to propose any amendments in future proxy solicitations which may have an anti-takeover effect.

       Any provision which discourages the acquisition of the Corporation's Common Stock by a person seeking control could be beneficial to the stockholders generally to the extent that it (i) provides for greater stability and continuity of management, (ii) protects stockholders against unfair or inequitable mergers or tender offers and (iii) helps discourage or prevent a takeover by an acquiror seeking to obtain control in order to break up and auction off the Corporation's component parts or otherwise act in non-beneficial ways with respect to the Corporation or its assets. However, such provisions could also have the effect of discouraging, making costlier or more difficult, or preventing a merger or a tender offer which would be beneficial to the Corporation's stockholders. Moreover, the adoption of the proposed amendment to the Certificate of Incorporation may have the effect of assisting the Corporation's management in retaining its position, even if removal would be beneficial to the stockholders generally. Consequently, management would be in a better position to resist changes that might benefit stockholders generally, but that might be disadvantageous to management.

       The affirmative vote of the holders of a majority of all outstanding shares of Common Stock entitled to vote at the annual meeting is required for the adoption of the amendment to the Certificate of Incorporation. Abstentions and broker non-votes will have the same effect as voting against Item 2.

                THE BOARD RECOMMENDS THAT YOU VOTE "FOR" ITEM 2.

      ITEM 3 -- PROPOSAL, AS REQUIRED UNDER RULE 312.03(C) OF THE NEW YORK
        STOCK EXCHANGE LISTED COMPANY MANUAL, TO APPROVE THE CONVERSION
            OF A $2,100,000 LOAN INTO 840,000 SHARES OF COMMON STOCK

       On April 15, 1996, the Corporation entered into the Loan Agreement with MIL, whereby MIL loaned the sum of $2,100,000 to the Corporation ("Loan") and the Corporation executed and delivered to MIL an unsecured promissory note ("Note") in favor of MIL evidencing the Loan. The Note bears interest at the rate of 7% per annum. Interest accrues and is payable together with the principal balance in full on April 15, 1997. The Note provides that, in the event that the stockholders of the Corporation at the 1996 annual meeting approve the conversion of the Loan into Common Stock (the "Loan Conversion"), which approval is required under Rule 312.03(c) of the NYSE Listed Company Manual ("NYSE Manual"), and the listing of the Conversion Shares (as defined below) on the NYSE, the Loan will be converted into 840,000 shares of Common Stock of the Corporation ("Conversion Shares") and the Loan, including all accrued interest thereon, will be cancelled. Thus, the conversion price per share of Common Stock is approximately $2.50 per share. The closing price of the Corporation's Common Stock on the NYSE on April 12, 1996 (the last full trading day prior to the closing of the Loan Agreement) was $2.25 per share. The closing price of the Corporation's Common Stock on the NYSE on April 26, 1996 was $4.88 per share. The transaction was a private placement in reliance upon the transaction "safe harbor" afforded by Regulation S, as promulgated by the SEC under the 1933 Act. Stockholders do not have preemptive rights with respect to the shares of Common Stock.

       The Loan Agreement provides that the Corporation will use its best efforts to obtain stockholder approval of the Loan Conversion. Pursuant to the Agreement, the Corporation agreed that from April 15, 1996 through and including the date of the annual meeting or any adjournments or postponements thereof, the Corporation would not (i) offer, sell, contract to sell or otherwise issue or dispose of any shares of Common Stock or any other securities convertible into or exchangeable for or that represent the right to receive Common Stock or any other securities of the Corporation (other than pursuant to existing warrants, options and other convertible securities), or (ii) announce or affect any stock split, stock dividend, stock combination, reverse stock split, stock reclassification or reorganization with respect to the Common Stock or any other security of the Corporation.

       MIL has agreed, pursuant to the Loan Agreement, to vote the Purchase Shares in favor of the Loan Conversion subject, however, to submitting a written request to the NYSE to confirm that the Purchase Shares may be so voted and, unless the NYSE objects to MIL voting the Purchase Shares, MIL shall vote the Purchase Shares in favor of the Loan Conversion.

       On April 15, 1996, the Corporation also entered into the Stock Purchase Agreement with MIL whereby the Corporation sold to MIL and MIL purchased from the Corporation 3,160,000 shares of Common Stock ("Purchase Shares") for the purchase price of $7,900,000, or $2.50 per share. The vote of the stockholders under this Item 3 is solely with respect to the Loan Conversion and does not affect the Stock Purchase Agreement, the Purchase Shares previously issued or the Loan Agreement. If the stockholders do not approve the Loan Conversion, the Corporation will be required to pay the Note, together with all accrued interest, on April 15, 1997.

       The Board has unanimously approved and recommends to the stockholders that they approve the Loan Conversion. If the Loan Conversion is approved, existing stockholders would incur a dilution in their interest in the Corporation of approximately 4.2% and MIL would own, in the aggregate, 4,000,000 shares of Common Stock, representing approximately 20.2% of the issued and outstanding shares of Common Stock. MIL is not restricted in any way from acquiring more shares of Common Stock or from disposing of shares of Common Stock, except for compliance with relevant securities laws.

       In connection with the Stock Purchase Agreement, the size of the Board was expanded to eight (8) members and MIL was granted the right to designate three (3) nominees to the Board (the "MIL Nominees") and the Board (excluding the members designated by MIL) retained the right to designate the remaining five (5) nominees. Pursuant to such right, MIL has designated Max Boulle and Marc Franklin as the MIL Nominees (see Item 1 of this Proxy Statement). MIL has retained the right to designate a third MIL Nominee. The Corporation has agreed to nominate and use its best efforts to obtain the election of the MIL Nominees (which may include Max Boulle and Marc Franklin or any other individuals designated by MIL) at each annual or special meeting of stockholders called for the purpose of filling positions on the Board of Directors through and including the annual meeting to be held in 2000. Such actions shall include, without limitation, soliciting persons for the election of directors (including the MIL Nominees) and recommending the MIL Nominees for election to the Board in the same manner as all other nominees of the Corporation for election as directors. If any MIL Nominee shall resign or be removed or be unable to serve for any reason prior to the expiration of such MIL Nominee's term as a director of the Corporation, MIL is required to notify the Board of a replacement MIL Nominee and the Board is required to take all action necessary to cause such replacement MIL Nominee to be elected or appointed to fill the unexpired term of the withdrawing MIL Nominee. The Stock Purchase Agreement provides that the size of the Board shall not be increased or decreased without the approval of at least two (2) of the MIL Nominees.

       The Stock Purchase Agreement further provides that MIL will vote all of the Common Stock of the Corporation it owns and may own in the future for the five (5) nominees designated by the Board through and including the annual meeting to be held in 2000. Notwithstanding the foregoing, if MIL and its affiliates in the aggregate own in excess of 50% of the then issued and outstanding shares of Common Stock of the Corporation, MIL will be entitled to vote all of its shares of Common Stock without regard to any restrictions contained in the Stock Purchase Agreement. Furthermore, if MIL and its affiliates in the aggregate at any time own 10% or more, but less than 15%, of the issued and outstanding shares of Common Stock, MIL shall only be entitled to designate two (2) MIL Nominees; if MIL and its affiliates own 5% or more, but less than 10%, of the issued and outstanding shares of Common Stock, MIL shall only be entitled to designate one (1) MIL Nominee; and, if MIL and its affiliates own less than 5% of the issued and outstanding shares of Common Stock, MIL shall not be entitled to designate any MIL Nominees.

       Section 203 of the Delaware General Corporation Law ("DGCL") provides that ". . . a corporation shall not engage in any business combination with any interested stockholders for a period of three (3) years following such stockholder becoming an interested stockholder, unless: (i) prior to such time the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, . . ." Section (c) (5) of Section 203 of the DGCL defines an "interested stockholder" to mean any person that owns 15% or more of the outstanding voting stock of a corporation. The term "business combination" means any merger or consolidation of a corporation or any subsidiary with an interested stockholder and other enumerated transactions. Prior to the execution of the Stock Purchase Agreement, the Board of Directors unanimously adopted a resolution approving the transactions contemplated by the Stock Purchase Agreement and, in connection therewith, waived the provisions of Section 203 of the DGCL with respect to MIL and its affiliates in connection with such transactions and any future transactions between the Corporation and MIL or its affiliates.

       Under the Stock Purchase Agreement and Loan Agreement, the Corporation granted MIL the right to demand registration under the 1933 Act of the Purchase Shares and Conversion Shares, respectively. MIL was also granted "piggy-back" registration rights. Neither the Stock Purchase Agreement, nor the Loan Agreement, nor any of the rights, obligations and claims thereunder may be assigned by MIL, except that upon prior notice to the Corporation, MIL may assign the Stock Purchase Agreement and/or Loan Agreement and/or any rights, obligations or claims thereunder to Jean-Raymond Boulle or to any entity controlled by Jean-Raymond Boulle, provided that Jean-Raymond Boulle thereafter continues to remain in control of such entity (the terms "controlled" and "control" having the meanings ascribed to them in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended).

       The Board believes that the investment by MIL, which is indirectly 100% owned by Mr. Jean-Raymond Boulle, is of strategic importance to the Corporation and its subsidiaries given Mr. Boulle's international experience in the mining industry. Mr. Boulle is the founder, a major shareholder and co-chairman of Diamond Fields Resources, which is the owner of a 75% interest in the newly discovered nickel deposit in Voisey Bay in Labrador, Canada.

       The Corporation entered into the Stock Purchase Agreement, issued the Purchase Shares and entered into and borrowed funds under the Loan Agreement in order to obtain working capital. The Board believes that adding to the Corporation's working capital has strengthened the Corporation's financial position, and will enable the Corporation to finance its obligations at its 80% owned kaolin subsidiary and help in developing a plan regarding the reopening of its 50% owned rutile mine in Sierra Leone. The proposed issuance of the Conversion Shares (as well as the issuance of the Purchase Shares) was not done as a result of any knowledge by the Board or management of the intention of any third party to accumulate Common Stock of the Corporation or to make any third party's attempt to gain control of the Corporation more difficult, time-consuming and/or costly. However, the issuance of such shares could be viewed as having possible anti-takeover effects. See Item 2 of this Proxy Statement for a discussion regarding anti-takeover issues.

       The Board believes that the agreements entered into with MIL, which is indirectly 100% owned by Jean-Raymond Boulle, and his expressed interest in being involved in the future development of the Corporation, will provide opportunities to the Corporation and its subsidiaries and affiliates that might otherwise be unavailable, including, without limitation, providing assistance in the reopening of the Corporation's 50% owned rutile mine in Sierra Leone. The Board believes that the Loan Conversion is in the best interests of the Corporation and its stockholders because the Loan Conversion will give Mr. Boulle a larger equity interest in the Corporation and will provide capital on terms that compare favorably to the Corporation's other financing options. In addition, if the Loan Conversion is approved, the Corporation will be able to convert debt to equity on its balance sheet.

       In reaching its decision to enter into the Stock Purchase Agreement and the Loan Agreement, and unanimously to recommend approval of the Loan Conversion to the stockholders, the Board considered a number of factors including, among other things, the

Corporation's long-term strategic plan, its capital structure and resources, operations, management and historical earnings and assessments of the earnings potential, prospects and future values of the Corporation, both with and without consummation of the agreements, and the Corporation's alternative financing options.

       An affirmative vote of a majority of the shares present and voting at the annual meeting is required for approval of Item 3, provided that a majority of the issued and outstanding shares entitled to vote on Item 3 cast their votes. Abstentions will have the same effect as voting against Item 3.

                THE BOARD RECOMMENDS THAT YOU VOTE "FOR" ITEM 3.

                              INDEPENDENT AUDITORS

       Deloitte & Touche LLP have acted as independent auditors for the Corporation since its inception and have been selected by the Audit Committee to serve in such capacity for the fiscal year ending December 31, 1996. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting and will have the opportunity to make a statement, if he so desires, and to respond to appropriate questions.

                                 OTHER MATTERS

       The Board is not aware of any matter not referred to in the enclosed form of proxy that will be presented for action at the meeting. If any such matter properly comes before the meeting, the proxies in the accompanying form will be voted with respect thereto in accordance with the judgment of the person or persons voting such proxies.

       The Corporation's transfer agent, American Stock Transfer & Trust Company, is to perform certain services in connection with the solicitation, including tabulation of proxies and personal or telephone inquiries to stockholders or brokers, banks or others acting as custodians. For these services, the transfer agent will receive a fee at its customary rate and reimbursement of certain out-of-pocket expenses. Brokers, banks and other persons acting as custodians may be reimbursed for certain expenses incurred by them in obtaining instructions from beneficial owners of the Corporation's Common Stock. In addition to use of the mails, directors and officers of the Corporation may, without compensation other than their regular compensation, solicit proxies from stockholders by telephone or in person. All costs of solicitation will be borne by the Corporation.

       THE CORPORATION WILL PROVIDE, WITHOUT CHARGE, TO EACH STOCKHOLDER WHOSE PROXY IS BEING SOLICITED HEREBY, A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K FOR 1995 (INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO), AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND/OR THE CORPORATION'S 1995 ANNUAL REPORT, UPON WRITTEN REQUEST DIRECTED TO THE ATTENTION OF KARL A. FRYDRYK, SECRETARY, NORD RESOURCES CORPORATION, 8150 WASHINGTON VILLAGE DRIVE, DAYTON, OHIO 45458.

                             STOCKHOLDER PROPOSALS

       A proposal by a stockholder intended for inclusion in the Corporation's proxy statement for the 1997 annual meeting must be received by the Corporation at the address noted immediately above, to the attention of Karl A. Frydryk, Secretary, on or before December 31, 1996, in order to be eligible for such inclusion.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The Corporation's 1995 Annual Report to Stockholders ("Annual Report"), which is filed with the Securities and Exchange Commission and which is delivered concurrently with this Proxy Statement, is incorporated herein by reference. Stockholders are urged to review carefully the financial information contained in the Annual Report.

       PLEASE SIGN THE PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED WITHIN THE UNITED STATES.

April 30, 1996

                                      [LOGO]
                           NORD RESOURCES CORPORATION
                         8150 Washington Village Drive
                               Dayton, Ohio 45458

                                      PROXY CARD


                              NORD RESOURCES CORPORATION
             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS ON JUNE 4, 1996

    The undersigned hereby appoints Edgar F. Cruft and Karl A. Frydryk, or either of them, attorneys and proxies with full power of substitution in each of them, in the name, place and stead of the undersigned to vote as proxy all the stock of the undersigned in Nord Resources Corporation.

                            (To be Signed on Reverse Side)



                   ------------------------------------------

/X/  Please mark your
       votes as in this
       example.

1. Election of Nominees  For  Against Withheld Nominees: Joseph Max Yvan Boulle
                         / /    / /     / /              W. Pierce Carson
                                                         Edgar F. Cruft
                                                         Marc Franklin
For, except vote withheld from the following nominee(s): Karl A. Frydryk
                                                         Terence H. Lang
                                                         Leonard Lichter
- -------------------------------------------


2. Proposal to amend the Corporation's Certificate of Incorporation to increase the authorized Common Stock.

                   For       Against       Withheld
                   / /          / /             / /

3. Proposal to approve conversion of a $2,100,000 loan into 840,000 shares of Common Stock

                   For    Against    Withheld
                   / /      / /        / /

4.  The transaction of such other business as may come before the meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4 IF NO INSTRUCTION TO THE CONTRARY IS INDICATED OR IF NO INSTRUCTION IS GIVEN.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

SIGNATURE(S)                                               DATE
          -----------------------------------------------    --------------
Note: Please sign exactly as your name appears hereon. Executors, administrators, trustees, etc., should so indicate when signing, giving full title as such. If signer is a corporation, execute in full corporate name by authorized officer. If shares are held in the name of two or more persons all should sign.